Exhibit 11.2

111, INC.

STATEMENT OF POLICIES

GOVERNING MATERIAL NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

(Adopted by the Board of Directors of 111, Inc. on AUGUST 21, 2018, effective upon the effectiveness of its registration statement on Form F-1 relating to its initial public offering)

This Statement of Policies Governing Material Non-Public Information and the Prevention of Insider Trading (this “Statement”) applies to all directors, officers, employees and consultants of 111, Inc. and its subsidiaries and affiliated entities (collectively, the “Company”) and extends to all activities within and outside an individual’s duties at the Company.

Every director, officer, employee and consultant of the Company must review this Statement, and when requested by the Company, must execute and return the Certificate of Compliance attached hereto within seven (7) calendar days after receiving the request.

This Statement consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I.

SUMMARY

Preventing insider trading is necessary to comply with U.S. securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.”

The Company considers strict compliance with the policies set forth in this Statement (collectively, the “Policy”) to be a matter of utmost importance. Violation of the Policy could cause extreme reputational damage and possible legal liability to you and the Company. Knowing or willful violations of the letter or spirit of the Policy will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties as well as civil liability to any person injured by the violation. The monetary damages flowing from a violation could be multiple times the profit realized by the violator, not to mention the attorney’s fees of the persons injured.

The board of directors of 111, Inc. has appointed the head of Legal Department of 111, Inc. as the Compliance Officer for the Company (the “Compliance Officer”). Questions regarding this Statement should be directed to the Compliance Officer by e-mail at compliance@111.com.cn.

II.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below. The Policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold ordinary shares or American Depositary Shares (“ADSs”) subject to an option or other award to satisfy tax withholding requirements.

A.No Trading – No director, officer, employee or consultant may purchase or sell any ADSs, ordinary shares or other securities of the Company or enter into a binding security trading plan in compliance with Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “Trading Plan”) while in possession of material non-public information relating to the Company or its ADSs, ordinary shares or other securities (the “Material Information”).

In the event that the Material Information possessed by you relates to the ADSs or other Company securities, the above policy will require waiting for at least forty-eight (48) hours after public disclosure of the Material Information by the Company, which forty-eight (48) hours must include in all events at least one full Trading Day on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) following the public disclosure. The term “Trading Day” is defined as a day on which NASDAQ is open for trading. Except for public holidays in the United States, NASDAQ’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no director, officer, employee or consultant may purchase or sell any Company security or enter into a Trading Plan, without the prior clearance by the Compliance Officer, during any period designated as a “limited trading period” by the Company, regardless of whether the director, officer, employee or consultant possesses any Material Information.

Furthermore, all transactions in Company securities (including without limitation, acquisitions and dispositions of the ADSs, the sale of ordinary shares issued upon exercise of share options and the execution of a Trading Plan, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by directors, officers and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

Please see Section III below for an explanation of the Material Information.

B.Trading Window – Assuming none of the “no trading” restrictions set forth in Section II-A above applies, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan other than during a Trading Window.

A “Trading Window” is the period in any fiscal quarter of the Company commencing at the close of business on the second Trading Day following the date of the

Company’s public disclosure of its financial results for the prior year or quarter, as applicable, and ending on December 31, March 31, June 30 or September 30, as the case may be.

In other words,

(1)beginning on January 1 of each year, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal year ended on December 31 of the prior year, and

(2)beginning on April 1, July 1 and October 1 of each year, no director, officer, employee or consultant may purchase or sell any security of the Company or enter into a Trading Plan until the close of business on the second Trading Day following the date of the Company’s public disclosure of its financial results for the fiscal quarter ended on March 31, June 30 and September 30 of that year, respectively.

If the Company’s public disclosure of its financial results for the prior period occurs on a Trading Day more than four hours before NASDAQ closes, then the date of disclosure is considered to be the first Trading Day following the public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all directors, officers, employees and consultants must strictly comply with all the policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

Notwithstanding the foregoing, sale of securities pursuant to an existing Trading Plan which was entered into in accordance with the Policy and in compliance with applicable law is not subject to the restrictions on trading in Sections II-A and II-B above.

C.No Tipping – No director, officer, employee or consultant may directly or indirectly disclose any Material Information to anyone who trades in securities (so-called “tipping”).

D.Confidentiality – No director, officer, employee or consultant may communicate any Material Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E.No Comment – No director, officer, employee or consultant may discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you are required to decline comment and direct the inquiry or request to the Company’s Chief Financial Officer, who is responsible for coordinating and overseeing the release of Company information to the investing public, analysts and others in compliance with applicable laws and regulations.

F.Corrective Action – If you become aware that any potentially Material Information has been or may have been inadvertently disclosed, you must notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of a security while in possession of “material” “non-public” information relating to the security. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the U.S. federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security. It is generally understood that insider trading includes the following:

•	trading by insiders while in possession of material non-public information;
•

trading by persons other than insiders while in possession of material non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and

•	communicating or tipping material non-public information to others, including recommending the purchase or sale of a security while in possession of material non-public information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information concerning:

•dividends;

•	corporate earnings or earnings forecasts;
•	changes in financial condition or asset value;
•	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
•	negotiations for material business alliance and collaboration arrangements;
•	significant new contracts or the loss of a significant contract;
•	significant new products or services;
•	significant marketing plans or changes in these plans;
•	capital investment plans or changes in these plans;
•	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its subsidiaries, officers or directors;
•	significant borrowings or financings;
•	defaults on borrowings;
•	new equity or debt offerings;
•	significant personnel changes;
•	changes in accounting methods and write-offs; and
•	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade.

What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, PR Newswire or United Press International. Circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse for the market to react to the information. Generally, one should allow approximately fortyeight (48) hours following publication as a reasonable waiting period before the information is deemed to be public.

Who is an Insider?

“Insiders” include directors, officers, employees and consultants of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its shareholders not to trade on material nonpublic information relating to the company’s securities. All directors, officers, employees and consultants of the Company are considered insiders with respect to material non-public information about business, activities and securities of the Company. Directors, officers, employees and consultants may not trade the Company’s securities while in possession of material non-public information relating to the Company or tip (or communicate except on a need-to-know basis) the information to others.

It should be noted that trading by members of a director’s, officer’s, employee’s or consultant’s household can be the responsibility of the director, officer, employee or consultant under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non- public information tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in the unlawful conduct and their employers. The Securities and Exchange Commission and the Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	administrative sanctions;
•	securities industry self-regulatory organization sanctions;
•	civil injunctions;
•	damage awards to private plaintiffs;
•	disgorgement of all profits;
•	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of

US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;

•	criminal fines for individual violators of up to US$5,000,000 (US$25,000,000 for an entity); and
•	jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the U.S. federal securities laws: other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated upon the occurrence of insider trading.

CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer

FROM:

RE:	STATEMENT OF POLICIES OF 111, INC. GOVERNING MATERIAL NONPUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

I have received, reviewed, and understand the policies set forth in the above- referenced Statement of Policies (such policies, as from time to time amended, the “Policies”) and hereby undertake, as a condition to my present and continued employment at or association with 111, Inc. or any of its subsidiaries or affiliated entities, to comply fully with the Policies.

I hereby certify that I have adhered to the Policies during the time period that I have been employed by or associated with 111, Inc. or any of its subsidiaries or affiliated entities.

I agree to adhere to the Policies in the future and to be held liable for any loss that may be suffered by 111, Inc. as a result of my violation of the Policies.

Signature:
Name:
ID Card Number:
Title:
Date: